Exhibit 8.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

May 9, 2016

Ares Management LP

2000 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Ladies and Gentlemen:

We have acted as U.S. federal tax counsel for Ares Management, L.P., a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the Partnership from time to time of an indeterminate number of common units or preferred units representing limited partnership interests in the Partnership, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Act. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus and (iii) the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 1, 2014.  We have also examined originals or duplicates or certified or conformed copies of such records, agreements, documents and other instruments, and have made such other and further investigations, as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  As to matters of fact material to this opinion letter, we have relied upon certificates and comparable documents of public officials and of officers and representatives of the Partnership and the general partner of the Partnership.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified conformed copies and the authenticity of the originals of such latter documents.  We have further assumed that any documents will be executed by the parties in the forms provided to and reviewed by us.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, the statements made in the Prospectus under the caption “Material U.S. Federal Tax Considerations,” insofar as they purport to constitute summaries of matters of United States federal tax laws and regulations or legal conclusions with respect thereto, and excluding the discussion in “Material U.S. Federal Tax Considerations —Taxation of Ares Management, L.P.”, constitute accurate summaries of the matters described therein in all material respects.

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, DC

May 9, 2016

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the captions “Legal Matters” and “Material U.S. Federal Tax Considerations” in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP